MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Sharp Holding Co.

We consent to the use of our report dated August 21, 2019 with respect to the balance sheet of Sharp Holding Co. as of August 14, 2019 and the related statements of operations, changes in stockholders’ equity, cash flows, and the related notes (collectively referred to as “financial statements”) for the period from July 31, 2019 through August 14, 2019 for the S-1 filing.

Michael Gillespie & Associates, PLLC

Seattle, Washington

September 6, 2019

/S/ Michael Gillespie & Associates, PLLC